Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference into the Registration Statement (Form S-8, No. 333-XXXXX) pertaining to the Reliv' International, Inc. 2001 Stock Option Plan and to the incorporation by reference therein of our reports
(a) dated March 6, 2001, with respect to the consolidated financial statements and financial statement schedule of Reliv' International, Inc. included in the Annual Report (Form 10-K) and (b) dated June 1, 2001, with respect to the financial statements and schedule of the Reliv' International, Inc. 401(k) Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                       /s/  Ernst & Young LLP


St. Louis, Missouri
August 7, 2001